Filed Pursuant to Rule 424(b)(3)

Registration No. 333-264998

Up to 13,545,618 Shares of Class A Common Stock

Up to 14,519,218 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

Up to 44,854,106 Shares of Class A Common Stock Issuable Upon Redemption of Sky Common Units

Up to 7,719,779 Warrants

This prospectus relates to the issuance by us of up to an aggregate of 59,373,324 shares of our Class A common stock, $0.0001 par value per share (“Class A Common Stock”), which consists of (i) up to 7,719,779 shares of Class A Common Stock that are issuable upon the exercise of 7,719,779 warrants (the “Private Placement Warrants”) originally purchased by BOC Yellowstone LLC (the “Sponsor”) at a price of $1.00 per warrant in a private placement in connection with the initial public offering of our predecessor company, Yellowstone Acquisition Company (“YAC”); (ii) up to 6,799,439 shares of Class A Common Stock that are issuable upon the exercise of 6,799,439 warrants (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”) originally issued in the initial public offering of YAC; (iii) 42,046,356 shares of Class A Common Stock issuable upon redemption of 42,046,356 common units (“Sky Common Units”) of Sky Harbour LLC, a Delaware limited liability company (“Sky”), issued to directors, officers and affiliates of Sky pursuant to the Equity Purchase Agreement (as defined below) in connection with the Business Combination (as defined below) and (iv) 2,807,750 shares of Class A Common Stock issuable upon redemption of 2,807,750 Sky Common Units, which are issuable upon conversion of outstanding incentive units of Sky (“Sky Equity Incentive Units”) at the election of the holders, who are all officers of Sky. We will receive the proceeds from any exercise of any Public Warrants for cash.

This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of up to 7,719,779 Private Placement Warrants and up to an aggregate of 66,119,503 shares of Class A Common Stock, consisting of: (i) up to 7,719,779 shares of Class A Common Stock that are issuable upon the exercise of 7,719,779 Private Placement Warrants; (ii) up to 5,500,000 shares of Class A Common Stock originally issued to BOC YAC Funding LLC (“BOC YAC”) in respect of the Sky Common Units that were converted at the closing of the Business Combination; (iii) up to 4,500,000 shares of Class A Common Stock issued to BOC YAC in a private placement that closed simultaneously with the closing of the Business Combination; (iv) up to 3,399,724 shares of Class A Common Stock issued upon conversion of shares held by the Sponsor and its certain affiliates in connection with the Business Combination; (v) up to 145,894 shares of Class A Common Stock issued upon redemption of 145,894 Sky Common Units; (vi) up to an aggregate of 42,046,356 shares of Class A Common Stock that are issuable upon redemption of 42,046,356 Sky Common Units; and (vii) 2,807,750 shares of Class A Common Stock issuable upon redemption of 2,807,750 shares of Sky Common Units, which are issuable upon conversion of outstanding Sky Equity Incentive Units at the election of the holders.

We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the Class A Common Stock or Private Placement Warrants. The Selling Securityholders may offer, sell or distribute all or a portion of their Class A Common Stock or Private Placement Warrants publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any proceeds from the sale of shares of Class A Common Stock or Private Placement Warrants by the Selling Securityholders pursuant to this prospectus, except with respect to amounts received by us upon exercise of the Warrants to the extent such Warrants are exercised for cash. We provide more information about how the Selling Securityholders may sell the Class A Common Stock or Private Placement Warrants in the section entitled “Plan of Distribution.”

As of the date of this prospectus, our Warrants are “out of the money,” which means that the trading price of the shares of Class A Common Stock underlying the Warrants is below the $11.50 exercise price of the Warrants. For so long as the Warrants remain “out of the money,” we do not expect warrantholders to exercise their warrants and, therefore, we do not expect to receive cash proceeds from any such exercise. Accordingly, the exercises of the Warrants are dependent on the market price of our Class A Common Stock. To the extent that the market prices of the Warrants and Class A Common Stock exceed $1.00 and $11.50, respectively, the Selling Securityholders may sell their Warrants or exercise their Warrants and sell the underlying Class A Common Stock, which may have negative impact on the market prices of the Warrants and Class A Common Stock.

The shares of Class A Common Stock that are being registered for resale under this prospectus represent approximately 97.9% of the total shares of Class A Common Stock outstanding as of May 5, 2023 (assuming that all Public Warrants and Private Placement Warrants are exercised, all Sky Common Units held by the Selling Securityholders are redeemed for shares of Class A Common Stock and all Sky Common Units underlying the outstanding Sky Equity Incentive Units are redeemed for shares of Class A Common Stock). The Selling Securityholders, upon the exercise of the Private Placement Warrants and the redemption of the Sky Common Units, will beneficially own over 88.8% of the outstanding shares of Class A Common Stock as of May 5, 2023 (assuming that no Public Warrants are exercised). The sale of all the shares of Class A Common Stock or Warrants held by the Selling Securityholders, or the perception that such sales may occur, may cause the market prices of our securities to decline significantly.

The shares of Class A Common Stock held by the Sponsor that are being registered for resale were purchased at a nominal price per share of $0.00735. As a result of such nominal price compared to the market price, which was $5.75 per share based on the closing price of the Class A Common Stock on May 4, 2023, the Sponsor will likely earn a positive return on its investment even if the other holders of shares of Class A Common Stock, including our public stockholders, experience a negative return on their investment in our securities. Accordingly, the Sponsor may be incentivized to sell its securities at prices that would be unattractive to other investors.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Our Class A Common Stock and Public Warrants are listed on the New York Stock Exchange American LLC under the symbols “SKYH” and “SKYH WS,” respectively. On May 4, 2023, the closing price of our Class A Common Stock was $5.75 and the closing price for our Public Warrants was $0.44.

See the section entitled “Risk Factors” beginning on page 5 of this prospectus and in other documents that are incorporated by reference in this prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 12, 2023.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Securityholders have authorized anyone to provide you with different information. Neither we nor the Selling Securityholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Class A Common Stock issuable upon (i) the exercise of any Warrants, (ii) the redemption of the Sky Common Units held by certain Selling Securityholders and (iii) the redemption of Sky Common Units, which are issuable upon conversion of Sky Equity Incentive Units at the election of the holders. We will not receive any proceeds from the sale of shares of Class A Common Stock underlying the Warrants or the Sky Common Units pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Public Warrants for cash.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale of such securities is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation by Reference.”

Unless the context indicates otherwise, references in this prospectus to the terms the “Company,” “SHG Corporation,” “Registrant,” “we,” “us” and “our” refer to the entity formerly named Yellowstone Acquisition Company, after giving effect to the Business Combination, and as renamed Sky Harbour Group Corporation. The terms “Yellowstone” and “YAC” are to our company prior to the prior to the completion of the Business Combination.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement, as well as the documents incorporated by reference therein, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and releases issued by the SEC and within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. These forward-looking statements can be identified by the use of forward-looking terminology, including the words “believes,” “estimates,” “anticipates,” “expects,” “intends,” “plans,” “may,” “might,” “will,” “potential,” “projects,” “predicts,” “continue,” or “should,” or, in each case, their negative or other variations or comparable terminology. There can be no assurance that actual results will not materially differ from expectations. These statements are based on management’s current expectations, but actual results may differ materially due to various factors, including, but not limited to:

•

expectations regarding the Company’s strategies and future financial performance, including the Company’s future business plans or objectives, prospective performance and commercial opportunities and competitors, services, pricing, marketing plans, operating expenses, market trends, revenues, liquidity, cash flows and uses of cash, capital expenditures, and the Company’s ability to invest in growth initiatives;

•	the effects of general economic conditions, including inflation, interest rates levels, and availability of construction materials for our development projects;
•	the outcome of any legal proceedings that may be instituted against the Company or its predecessors in connection with the Business Combination and related transactions;
•	our limited operating history makes it difficult to predict future revenues and operating results;
•	financial projections may not prove to be reflective of actual financial results;
•

the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, and the ability of the combined business to grow and manage growth profitably;

•	changes in applicable laws or regulations;
•	the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors;
•	our financial performance; and
•	other risk factors included under “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2022 (the “Annual Report”).

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. Future developments affecting us may not be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) and other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. These risks and others described under “Risk Factors” may not be exhaustive.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and developments in the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results or operations, financial condition and liquidity, and developments in the industry in which we operate are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods,

ii

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere or incorporated by reference in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. Before making an investment decision, you should carefully read this entire prospectus, the applicable prospectus supplement and any related free writing prospectus, including the information set forth under the heading “Risk Factors” and our financial statements and related notes and other information that we incorporate by reference herein, including our Annual Report and Quarterly Reports on Form 10-Q.

Unless the context indicates otherwise, references in this prospectus to the terms the “Company,” “SHG Corporation,” “Registrant,” “we,” “us” and “our” refer to the entity formerly named Yellowstone Acquisition Company, after giving effect to the Business Combination, and as renamed Sky Harbour Group Corporation. The terms “Yellowstone” and “YAC” are to our company prior to the prior to the completion of the Business Combination.

The Company

We are an aviation infrastructure development company building the first nationwide network of Home-Basing Solutions (“HBS”) hangar campuses for business aircraft. We develop, lease and manage general aviation hangars across the United States, targeting airfields in markets with significant aircraft populations and high hangar demand. Our HBS campuses feature exclusive private hangars and a full suite of dedicated services specifically designed for home-based aircraft.

The physical footprint of the U.S. business aviation fleet grew by almost 28 million square feet in the ten years preceding the beginning of the COVID-19 pandemic, with hangar supply lagging dramatically, especially in key growth markets. As the fleet of private jets in the United States continues to grow, with recent new aircraft deliveries exceeding retirements, demand for hangar space is at a premium in part because new jets require more square footage of hangar space and the pace of new hangar construction has lagged behind the demand. The cumulative square footage of the business aircraft fleet in the United States increased 50% between 2010 and 2021. Moreover, over that same period, there was an 81% increase in the square footage of larger private jets – those with greater than a 24-foot tail height. A recent study conducted by a business aircraft manufacturer forecasted that business aircraft will only continue to grow in the next ten years, with up to 8,500 new business jet deliveries worth almost $275 billion expected to be delivered between 2023 and 2032, further supported by data from the major business aviation manufacturers that suggest the current order backlog for new business aviation aircraft is almost $47 billion.

These larger footprint aircraft do not fit in much of the existing hangar infrastructure and impose stacking challenges and constraints in the traditional shared or community hangars operated by fixed-base operators (“FBO”). The addition of winglets (the vertical extensions on aircraft wingtips) on most modern business jets inhibits wing-over-wing storage. Aircraft hangars are in high demand and short supply, with some airports compiling waiting lists that can exceed several years.

Our scalable, real estate-centric business model is uniquely optimized to capture this market opportunity and address the increased imbalance between the supply and demand for private jet storage. We intend to capitalize on the existing hangar supply constraints at major U.S. airports by targeting high-end tenants in markets where there is a shortage of private and FBO hangar space, or where such hangars are or are becoming obsolete.

We realize economies of scale in construction through a proprietary prototype hangar design replicated at HBS hangar campuses across the United States. This allows for centralized procurement, straightforward permitting processes, efficient development processes, and the best hangar in business aviation. Unlike a service company, our revenues are mostly derived from long-term rental agreements, offering stability and forward visibility of revenues and cash flows. This allows us to fund our development through the public bond market, providing capital efficiency and mitigating refinance risk.

In contrast with community hangars and other facilities provided by FBOs, the HBS hangar campuses we offer the following features and services:

•	private hangar space for exclusive use of the tenant;
•	adjoining attractive/custom lounge and office suites;
•	dedicated line crews and services;
•	climate control to mitigate condensation and associated corrosion;
•	features to support in-hangar aircraft maintenance;
•	no-foam fire suppression; and
•	customized software to provide security, control access and monitor hangar space.

We use a standard set of proprietary prototype hangar designs, which are intended to lower construction costs, minimize development risk, expedite permit issuance, and facilitate the implementation of refinements across its portfolio. Hangar features include:

•	ability to accommodate heavy business jets in single configuration, medium jets in twin or triplet configuration, or light jets in multi-configuration;
•

compliance with National Fire Protection Association 409 Group III fire code, eliminating foam fire protection systems, resulting in lower construction costs and operating expenses, as well as eliminating accidental foam discharges and the resultant negative effects on aircraft maintenance and resale value;

•	high-voltage, industrial drainage and impervious floors that support in-hangar maintenance and inspections; and
•	control through smartphone application.

Background

The Company was originally known as Yellowstone Acquisition Company. On January 25, 2022, YAC consummated the Business Combination with Sky pursuant to the Equity Purchase Agreement dated as of August 1, 2021 between YAC and Sky. In connection with the Closing of the Business Combination, YAC changed its name to Sky Harbour Group Corporation. Sky was deemed to be the accounting acquirer in the Business Combination based on an analysis of the criteria outlined in Accounting Standards Codification 805. While YAC was the legal acquirer of Sky in the Business Combination, because Sky was deemed the accounting acquirer, the historical financial statements of Sky became the historical financial statements of the Company upon the consummation of the Business Combination. On the Closing Date, the following occurred: (a) YAC changed its name to “Sky Harbour Group Corporation”; (b) all outstanding shares of Class B Common Stock held by the Sponsor were converted into shares of Class A Common Stock; (c) Sky restructured its capitalization, issued to the Company 14,937,581 Sky Common Units, which was equal to the number of outstanding shares of Class A Common Stock immediately after giving effect to the Business Combination (taking into account the redemption of Class A Common Stock and the Class A Common Stock issued under the BOC PIPE, reclassified the existing Sky Common Units (other than the existing Sky Incentive Units), existing Sky Series A preferred units and the existing Sky Series B preferred units into Sky Common Units; (d) effected certain adjustments to the number of Sky Incentive Units to reflect the new capital structure; (e) appointed the Company as the managing member of Sky; (f) the Sky Common Units issued to BOC YAC in respect of its Series B preferred units were converted into 5,500,000 shares of Class A Common Stock; (g) holders of Sky Common Units received one share of Class B Common Stock for each Sky Common Unit, and as consideration for the issuance of 14,937,581 Sky Common Units by Sky to the Company, YAC contributed to Sky the net amount held in the YAC trust account after deducting the amount required to fund the redemption of the Class A Common Stock held by eligible stockholders who properly elected to have their shares redeemed as of the Closing Date, taking into account the BOC PIPE and the amount of various transaction costs; and (h) without any action on the part of any holder of YAC Warrants, each YAC Warrant that was issued and outstanding immediately prior to the closing became a Warrant.

As of the Closing Date, the Company owned approximately 26.1% of the Sky Common Units, and the Existing Sky Equityholders owned approximately 73.9% of the Sky Common Units and control the Company through their ownership of the Class B Common Stock of the Company.

Our Class A Common Stock and Public Warrants are currently listed on the NYSE American under the symbols “SKYH” and “SKYH WS,” respectively.

The rights of holders of our Class A Common Stock and Warrants are governed by our second amended and restated certificate of incorporation (the “Certificate of Incorporation”), our bylaws (the “Bylaws”) and the Delaware General Corporation Law (the “DGCL”). See the sections entitled “Description of our Securities” and “Certain Relationships and Related Party Transactions.

Corporate Information

YAC was incorporated in the State of Delaware on August 25, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving YAC and one or more businesses. YAC completed its initial public offering on October 26, 2020. In connection with the closing of the Business Combination, we changed our name to Sky Harbour Group Corporation. Our principal executive offices are located at 136 Tower Road, Suite 205, Westchester County Airport, White Plains, NY 10604. Our telephone number is (212) 554-5990. Our website address is www.skyharbour.group. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

THE OFFERING

Issuer	Sky Harbour Group Corporation (f/k/a Yellowstone Acquisition Company).

Issuance of Class A Common Stock

Shares of Class A Common Stock Offered by us

Up to 59,373,324 shares of Class A Common Stock, consisting of (i) up to 7,719,779 shares of Class A Common Stock that are issuable upon the exercise of the 7,719,779 outstanding Private Placement Warrants; (ii) up to 6,799,439 shares of Class A Common Stock that are issuable upon the exercise of 6,799,439 Public Warrants; (iii) 42,046,356 shares of Class A Common Stock issuable upon the redemption of the Sky Common Units issued to directors, officers and affiliates of Sky pursuant to the Equity Purchase Agreement and (v) 2,807,750 shares of Class A Common Stock issuable upon redemption of Sky Common Units, which are issuable upon conversion of outstanding Sky Equity Incentive Units at the election of the holders.

Shares of Class A Common Stock Outstanding Prior to Exercise of All Warrants and Redemption of All Sky Common Units	15,108,725 shares(1).

Shares of Class A Common Stock Outstanding Assuming Exercise of All Warrants and Redemption of All Sky Common Units	74,481,799 shares (based on total shares of Class A Common Stock and Warrants outstanding as of May 5, 2023).

Exercise Price of Warrants	$11.50 per share, subject to adjustment as described herein.

Use of Proceeds

We will receive up to an aggregate of approximately $167 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. See “Use of Proceeds.”

As of the date of this prospectus, the Warrants are out of the money. We do not expect warrant holders to exercise their warrants and therefore, we do not expect to receive cash proceeds from any such exercise, so long as the Warrants remain out of the money. See “Risk Factors” for more information.

We will not receive any proceeds from the issuance of Class A Common Stock pursuant to this prospectus.

Resale of Class A Common Stock and Warrants Shares of Class A Common Stock Offered by the Selling Securityholders

Up to 66,119,503 shares of Class A Common Stock, consisting of (i) up to 7,719,779 shares of Class A Common Stock that are issuable upon the exercise of 7,719,779 Private Placement Warrants; (ii) up to 5,500,000 shares of Class A Common Stock originally issued to BOC YAC Funding LLC (“BOC YAC”) in respect of the Sky Common Units that were converted at the closing of the Business Combination; (iii) up to 4,500,000 shares of Class A Common Stock issued to BOC YAC in a private placement that closed simultaneously with the closing of the Business Combination; (iv) up to 3,399,724 shares of Class A Common Stock issued upon conversion of shares held by the Sponsor and its certain affiliates in connection with the Business Combination; (v) up to 145,894 shares of Class A Common Stock issued upon redemption of 145,894 Sky Common Units; (vi) up to an aggregate of 42,046,356 shares of Class A Common Stock that are issuable upon redemption of 42,046,356 Sky Common Units; and (vii) 2,807,750 shares of Class A Common Stock issuable upon redemption of 2,807,750 shares of Sky Common Units, which are issuable upon conversion of outstanding Sky Equity Incentive Units at the election of the holders.

Warrants Offered by the Selling Securityholders	7,719,779 Private Placement Warrants.

Redemption	The Warrants are redeemable in certain circumstances. See “Description of our Securities—Warrants” for further discussion.

Use of Proceeds

We will not receive any proceeds from the sale of Class A Common Stock or Private Placement Warrants by the Selling Securityholders. See “Use of Proceeds” above for more information on the proceeds we expect to receive from the exercise of such warrants.

(1)	Excludes 2,807,750 shares of Class A Common Stock issuable upon redemption of 2,807,750 outstanding Sky Equity Incentive Units.

Market for Class A Common Stock and Warrants
Our Class A Common Stock and Public Warrants are currently traded on the NYSE American under the symbols “SKYH” and “SKYH WS,” respectively.

Risk Factors
See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

RISK FACTORS

An investment in shares of our Class A Common Stock and Warrants involves substantial risks. In addition to the risk and uncertainties described below and in the section titled “Cautionary Note Regarding Forward-Looking Statements,” you should consider carefully the risks and uncertainties incorporated by reference to our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained in or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, or the Securities Exchange Act of 1934, as amended, and the risk factors and other information contained in any applicable prospectus supplement before acquiring any of such securities. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business or results of operations. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

We may not receive any proceeds from the exercise of Warrants, and if we do we may be unable to invest the portion of the net proceeds from this offering on acceptable terms.

We will receive up to an aggregate of approximately $167 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. However, will only receive proceeds to the extent holders of Warrants elect to exercise. We can provide no assurances as to the amount of proceeds we will receive from the exercise of Warrants or whether we will receive any proceeds. We will have broad discretion in the use of any proceeds received from the exercise of Warrants. Delays in investing the net proceeds from this offering may impair our performance. We cannot assure you that we will be able to identify uses of proceeds that meet our investment objectives or that any investment that we make will produce a positive return. We may be unable to invest the net proceeds from this offering on acceptable terms within the time period that we anticipate or at all, which could harm our financial condition and operating results. Moreover, we will have significant flexibility in investing the net proceeds from this offering and may use the net proceeds from this offering in ways with which investors may not agree.

The sale of all of the securities registered for issuance and resale hereunder and future sales of substantial amounts of our securities in the public market (including the shares of Class A Common Stock issuable upon exercise of the Warrants and Sky Common Units), or the perception that such sales may occur, may cause the market price of our securities to decline significantly.

The shares of Class A Common Stock (including the shares of Class A Common Stock issuable upon exercise of the Warrants and Sky Common Units) that are being registered for issuance and resale under this prospectus represent approximately 97.9% of the total shares of Class A Common Stock outstanding as of May 5, 2023 (assuming that (i) all Warrants are exercised and (ii) all Sky Common Units held by certain Selling Securityholders and all Sky Common Units underlying the Sky Equity Incentive Units are redeemed for shares of Class A Common Stock). The Selling Securityholders, upon the exercise of the Private Placement Warrants and the redemption of the Sky Common Units, will beneficially own over 88.8% of the outstanding shares of Class A Common Stock (assuming that no Public Warrants are exercised). The sale of all of these securities, including the shares of Class A Common Stock underlying the Warrants and the Sky Common Units, in the public market, or the perception that holders of a large number of securities intend to sell their securities, could significantly reduce the market price of our Class A Common Stock and Public Warrants.

The shares of Class A Common Stock held by the Sponsor that are being registered for resale were purchased at a nominal price per share of $0.00735. As a result of such nominal price compared to the market price, which was $5.75 per share based on the closing price of the Class A Common Stock on May 4, 2023, the Sponsor will likely earn a positive return on its investment even if the other holders of shares of Class A Common Stock, including our public stockholders, experience a negative return on their investment in our securities. Accordingly, the Sponsor may be incentivized to sell its securities at prices that would be unattractive to other investors.

There is no guarantee that the Warrants will be in the money, and they may expire worthless.

The exercise price for the Warrants is $11.50 per share of Class A Common Stock, which exceeds the market price of the shares of Class A Common Stock, which was $5.75 per share based on the closing price of the Class A Common Stock on May 4, 2023. There is no guarantee that the Warrants will be in the money at any given time prior to their expiration. Pursuant to the terms of the warrant agreement, dated as of October 21, 2020, between Continental Stock Transfer & Trust Company, as Warrant Agent, and us (the “Warrant Agreement”), the Public Warrants will expire on January 25, 2027, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. If the trading price of Class A Common Stock declines, the Warrants may expire worthless. If all of the Warrants were exercised in full for cash, we would receive an aggregate of approximately $167 million. We do not expect the holders of the Warrants to exercise their Warrants and therefore, we do not expect to receive cash proceeds from any such exercise, for so long as the Warrants remain out of the money. We can provide no assurances that the trading price of our Class A Common Stock will remain at levels where it would be attractive to exercise our outstanding Warrants until the time that such warrants become exercisable.

We may redeem unexpired Warrants prior to their exercise at a time that is disadvantageous to the holders of such Warrants, thereby making such Warrants worthless.

We have the ability to redeem outstanding Warrants at any time prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of our Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which we give proper notice of such redemption and provided certain other conditions are met. Our Class A Common Stock has briefly traded at such levels, and we may seek to exercise this right prior to the expiration of the Warrants. If and when such Warrants become redeemable by us, we may not exercise our redemption rights if the issuance of shares of Class A Common Stock upon exercise of the Warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such shares of common stock under the blue sky laws of the state of residence in those states in which the Warrants were offered by Yellowstone in its initial public offering. Redemption of the outstanding Warrants could force the holders of such Warrants (i) to exercise the Warrants and pay the exercise price therefor at a time when it may be disadvantageous for such holder to do so, (ii) to sell the Warrants at the then-current market price when you might otherwise wish to hold the Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of the Warrants. None of the Private Placement Warrants will be redeemable by us so long as they are held by our Sponsor or its permitted transferees.

We will have broad discretion over the use of proceeds from the exercise of the Warrants, and we may invest or spend the proceeds in ways with which investors do not agree and in ways that may not yield a return.

We will have broad discretion over the use of proceeds from the exercises of the Warrants. Investors may not agree with our decisions, and our use of the proceeds may not yield a return on investment. We intend to use these net proceeds for general corporate purposes, which may include capital expenditures and working capital. Our use of these proceeds may differ substantially from our current plans. Our failure to apply the net proceeds from the exercises of Warrants and options effectively could impair our ability to pursue our growth strategy or could require us to raise additional capital.

The Warrants may be amended in a manner adverse to a holder if holders of 50% of the then outstanding Warrants approve of such amendment.

The Public Warrants were issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, but requires the approval by the holders of 50% of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Warrants; provided that if an amendment adversely affects the Private Placement Warrants in a different manner than the Public Warrants or vice versa, then the vote or written consent of the holders of 65% of the Public Warrants and 65% of the Private Placement Warrants, voting as separate classes, is required. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder if holders of 50% of the then-outstanding Public Warrants approve of such amendment and, solely with respect to any amendment adversely affecting the Private Placement Warrants in a different manner than the Public Warrants or vice versa, if holders of 65% of the Public Warrants and 65% of the Private Placement Warrants, voting as separate classes, approve of such amendment. Although our ability to amend the terms of the Public Warrants with the consent of 50% of the then-outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Warrants, convert the Warrants into cash, shorten the exercise period or decrease the number of shares of Class A Common Stock purchasable upon exercise of a Warrant.

USE OF PROCEEDS

We will receive up to an aggregate of approximately $167 million from the exercise of the Public Warrants, assuming the exercise in full of all of the Public Warrants for cash. We expect to use the net proceeds, if any, from the exercise of the Public Warrants for general corporate purposes, which may include acquisitions and other business opportunities. We will have broad discretion over the use of proceeds from the exercise of the Public Warrants. There is no assurance that the holders of the Public Warrants will elect to exercise any or all of such Public Warrants. To the extent that the Public Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Public Warrants will decrease. The Public Warrants may be exercised on a cashless basis during any period when we will have failed to maintain an effective registration statement registering the shares of Class A Common Stock underlying the Public Warrants. The Private Placement Warrants may be exercised on a cashless basis any time, so long as they are held by our Sponsor or its permitted transferees.

All of the Private Placement Warrants and the shares of Class A Common Stock, including shares of Class A Common Stock underlying the Warrants and the shares of Class A Common Stock issuable upon redemption of Common Units, offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

As of the date of this prospectus, our Warrants are “out of the money,” which means that the trading price of the shares of our Class A Common Stock underlying our Warrants is below the $11.50 exercise price (subject to adjustment as described herein) of the Warrants. For so long as the Warrants remain “out of the money,” we do not expect warrantholders to exercise their warrants and, therefore, we do not expect to receive cash proceeds from any such exercise. See “Risk Factors – There is no guarantee that the Warrants will be in the money, and they may expire worthless” for more information.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of Class A Common Stock underlying the Warrants offered hereby is determined by reference to the exercise price of the Warrants of $11.50 per share. The Public Warrants are listed on the NYSE American under the symbol “SKYH WS.”

We cannot currently determine the price or prices at which the Class A Common Stock or Private Placement Warrants may be sold by the Selling Securityholders under this prospectus.

The resale of the shares of Class A Common Stock and Private Placement Warrants, or the perception that such resale may occur, may cause the market price of our Class A Common Stock and Warrants to decline substantially. See our Annual Report, incorporated by reference herein, for risks related to the resale of the shares of Class A Common Stock and Warrants.

SELLING SECURITYHOLDERS

The shares of Class A Common Stock being offered by the Selling Securityholders are those previously issued to the Selling Securityholders in connection with the Business Combination, issuable upon exercise of the Private Placement Warrants or issuable upon redemption of Sky Common Units that are (i) held by certain Selling Securityholders and (ii) underlying the Sky Equity Incentive Units. Pursuant to agreements with the Selling Securityholders, we agreed to file a registration statement with the SEC for the purposes of registering for resale the Class A Common Stock (and the shares of Class A Common Stock that may be issued upon exercise of the Private Placement Warrants and redemption of Sky Common Units).

Except as set forth in the footnotes below, the following table sets forth, based on written representations from the Selling Securityholders, certain information as of May 5, 2023 regarding the beneficial ownership of shares of Class A Common Stock, including the shares of Class A Common Stock that may be issued upon exercise of the private Placement Warrants or upon redemption of Sky Common Units that are (i) held by certain Selling Securityholders and (ii) underlying the Sky Equity Incentive Units, being offered by the Selling Securityholders. The applicable percentage ownership of Class A Common Stock is based on approximately 67,682,610 shares of Class A Common Stock, including 15,108,725 shares of Class A Common Stock outstanding as of May 5, 2023, 7,719,779 shares of Class A Common Stock that may be issued upon exercise of the Private Placement Warrants, 42,046,356 shares of Class A Common Stock that may be issued upon redemption of outstanding Sky Common Units held by certain Selling Securityholders and 2,807,750 shares of Class A Common Stock that may be issued upon redemption of Sky Common Units underlying the outstanding Sky Equity Incentive Units. Information with respect to shares of Class A Common Stock owned beneficially after the offering assumes the sale of all of the shares of Class A Common Stock offered and no other purchases or sales of our Class A Common Stock. The Selling Securityholders may offer and sell some, all or none of their shares of Class A Common Stock, including the shares of Class A Common Stock that may be issued upon exercise of the Private Placement Warrants or redemption of Sky Common Units, as applicable.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of Class A Common Stock with respect to which the Selling Stockholder has sole or shared voting and investment power. We believe, based on the information furnished to us, that the Selling Securityholders have sole voting and investment power with respect to all shares of Class A Common Stock and the Private Placement Warrants that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Securityholders, no Selling Securityholder is a broker-dealer or an affiliate of a broker-dealer.

	Before the Offering				Number of Securities Being Offered			After the Offering
Selling Securityholder	Number of Shares of Class A Common Stock Beneficially Owned		Number of Warrants Beneficially Owned		Number of Shares of Class A Common Stock Being Offered		Number of Warrants Being Offered	Number of Shares of Class A Common Stock Beneficially Owned	Percentage of Outstanding Shares of Class A Common Stock Beneficially Owned	Number of Warrants Beneficially Owned	Percentage of Outstanding Warrants Beneficially Owned
Boston Omaha Corporation	20,838,253	(1)	7,719,779	(16)	20,838,253		7,719,779	—	—	—	—
Amodae Capital LLC	48,890	(2)	—		48,890		—	—	—	—	—
Center Sky Harbour LLC	11,637,960	(3)	—		11,637,960		—	—	—	—	—
Haydeh Davoudi	97,004	(4)	—		97,004		—	—	—	—	—
Due West Partners LLC	11,640,460	(5)	—		11,640,460		—	—	—	—	—
Walter Jackson	412,072	(6)	—		412,072		—	—	—	—	—
Tal Keinan	17,943,792	(7)	—		17,943,792		—	—	—	—	—
Joshua Lobel	412,072	(8)	—		412,072		—	—	—	—	—
Alex Saltzman	947,485	(9)	—		947,485		—	—	—	—	—
Francisco Gonzalez	1,623,573	(10)	—		1,623,573		—	—	—	—	—
Tim Herr	236,692	(11)	—		236,692		—	—	—	—	—
Meteora Special Opportunity Fund I, L.P.	206,250	(12)	—		206,250	2	—	—	—	—	—
Sydney C. Atkins	25,000	(13)	—		25,000		—	—	—	—	—
David J. Bronczek	25,000	(14)	—		25,000		—	—	—	—	—
Shanna N. Khan	25,000	(15)	—		25,000		—	—	—	—	—

(1)

The business address of Boston Omaha Corporation is 1601 Dodge Street, Suite 3300, Omaha, Nebraska 68102. Consists of (i) 4,500,000 shares of Class A Common Stock purchased from YAC by Boston Omaha through BOC YAC Funding LLC immediately prior to the Closing; (ii) 3,118,474 shares of Class A Common Stock issued to Boston Omaha through the Sponsor in connection with the automatic conversion of an equal number of shares of Class B Common Stock upon the Closing; (iii) 5,500,000 shares of Class A Common Stock issued to Boston Omaha through BOC YAC Funding LLC in connection with the automatic conversion of 5,500,000 series B preferred units of Sky purchased in September 2021 and which converted to 5,500,000 shares of Class A Common Stock upon the Closing; and (iv) 7,719,779 shares of Class A Common Stock issuable to Boston Omaha Corporation upon the exercise of the Private Placement Warrants.

(2)	The business address of Amodae Capital LLC is 400 W 63rd St, 2101, New York, NY 10069.

(3)

The business address of Center Sky Harbour LLC is 9355 Wilshire Blvd, Suite 350, Beverly Hills, California 90210. Represents 11,637,960 shares of Class A Common Stock that may be issued upon redemption of 11,637,960 Sky Common Units.

(4)	The business address of Haydeh Davoudi is 4618 Staunton Street, Houston, TX 77027.

(5)

The business address of Due West Partners LLC is 8260 SE 31st St., Mercer Island, Washington 98040. Represents 11,640,460 shares of Class A Common Stock that may be issued upon redemption of 11,640,460 Sky Common Units.

(6)

The business address of Walter Jackson is c/o Sky Harbour Group Corporation, 136 Tower Road, Suite 205, Westchester County Airport, White Plains, NY 10604. Represents 412,072 shares of Class A Common Stock that may be issued upon redemption of 412,072 Sky Common Units.

(7)

The business address of Tal Keinan is c/o Sky Harbour Group Corporation, 136 Tower Road, Suite 205, Westchester County Airport, White Plains, NY 10604. Represents 17,943,792 shares of Class A Common Stock that may be issued upon redemption of 17,943,792 Sky Common Units.

(8)	The business address of Joshua Lobel is 5646 Meadowood Road, Dallas, TX 75220. Represents 412,072 shares of Class A Common Stock that may be issued upon redemption of 412,072 Sky Common Units.

(9)

The business address of Alex Saltzman is c/o Sky Harbour Group Corporation, 136 Tower Road, Suite 205, Westchester County Airport, White Plains, NY 10604. Represents 947,485 shares of Class A Common Stock that may be issued upon redemption of 947,485 Sky Common Units, which may be issued upon conversion of Sky Equity Incentive Units held by Mr. Saltzman at his election.

(10)

The business address of Francisco Gonzalez is c/o Sky Harbour Group Corporation, 136 Tower Road, Suite 205, Westchester County Airport, White Plains, NY 10604. Represents 1,623,573 shares of Class A Common Stock that may be issued upon redemption of 1,623,573 Sky Common Units, which may be issued upon conversion of Sky Equity Incentive Units held by Mr. Gonzalez at his election.

(11)

The business address of Tim Herr is c/o Sky Harbour Group Corporation, 136 Tower Road, Suite 205, Westchester County Airport, White Plains, NY 10604. Represents 236,692 shares of Class A Common Stock that may be issued upon redemption of 236,692 Sky Common Units, which may be issued upon conversion of Sky Equity Incentive Units held by Mr. Herr at his election.

(12)	The business address of Meteora Special Opportunity Fund I, L.P. is c/o Meteora Capital, LLC 840 Park Drive E, Boca Raton, 33432.

(13)	The business address of Sydney C. Atkins is c/o Boston Omaha Corporation, 1601 Dodge Street, Suite 3300, Omaha, Nebraska 68102.

(14)	The business address of David J. Bronczek is c/o Boston Omaha Corporation, 1601 Dodge Street, Suite 3300, Omaha, Nebraska 68102.

(15)	The business address of Shanna N. Khan is c/o Boston Omaha Corporation, 1601 Dodge Street, Suite 3300, Omaha, Nebraska 68102.

(16)	Represents 7,719,779 Private Placement Warrants issued to Boston Omaha Corporation through the Sponsor.

DESCRIPTION OF OUR SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Certificate of Incorporation, our Bylaws and the Warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge you to read each of our Certificate of Incorporation, the Bylaws and the Warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

Our Certificate of Incorporation authorizes the issuance of 260,000,000 shares of the Company, consisting of 200,000,000 shares of Class A Common Stock, par value $0.0001 per share, 50,000,000 shares of Class B Common Stock, par value $0.0001 per share and 10,000,000 shares of preferred stock, $0.0001 par value per share. As of May 5, 2023, there were 15,108,725 shares of Class A Common Stock, 42,046,356 shares of Class B Common Stock and no shares of preferred stock outstanding. The outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable.

Common Stock

Voting Power

Pursuant to the A&R Certificate of Incorporation, holders of Class A Common Stock and Class B Common Stock vote together as a single class on all matters submitted to the stockholders for their vote or approval, except as required by applicable law. Holders of Class A Common Stock and Class B Common Stock are entitled to one vote per share on all matters submitted to the stockholders for their vote or approval.

Dividends

The holders of Class A Common Stock are entitled to receive dividends, as and if declared by the Board out of legally available funds. With respect to stock dividends, holders of Class A Common Stock must receive Class A Common Stock. The holders of Class B Common Stock do not have any right to receive dividends other than stock dividends consisting of shares of Class B Common Stock, as applicable, in each case paid proportionally with respect to each outstanding share of Class B Common Stock.

Liquidation or Dissolution

Upon the Company’s liquidation or dissolution, the holders of all classes of Common Stock are entitled to their respective par value, and the holders of Class A Common Stock will then be entitled to share ratably in those of the Company’s assets that are legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Other than their par value, the holders of Class B Common Stock will not have any right to receive a distribution upon a liquidation or dissolution of the Company.

Conversion, Transferability and Exchange

Subject to the terms of the A&R Operating Agreement, the members of Sky (other than the Company) may from time to time cause Sky to redeem any or all of their Sky Common Units in exchange for, at the Company’s election (subject to certain exceptions), either cash (based on the market price for a share of the Class A Common Stock) (the “Existing Sky Equityholder Cash Out”) or shares of Class A Common Stock (the “Existing Sky Equityholder Share Settlement”); provided that the Company’s election to effect such redemption as an Existing Sky Equityholder Cash Out or an Existing Sky Equityholder Share Settlement must be approved by a committee of the Board comprised solely of directors who were not nominated pursuant to the Stockholders’ Agreement or other contractual right by, and are not otherwise affiliated with, holders of Class B Common Stock. At the Company’s election, such transaction may be effectuated via a direct exchange of Class A Common Stock or cash by the Company for the redeemed Sky Common Units (an “Existing Sky Equityholder Direct Exchange”).

The A&R Certificate of Incorporation provides that if a holder of Class B Common Stock exercises either the Existing Sky Equityholder Cash Out, or the Existing Sky Equityholder Share Settlement or Existing Sky Equityholder Direct Exchange, then the number of shares of Class B Common Stock held by such holder equal to the number of Sky Common Units so redeemed, cashed out or exchanged will automatically be cancelled by the Company for no consideration.

The Company may not issue Class B Common Stock such that after the issuance of Class B Common Stock, the holder of such stock does not hold an identical number of Sky Common Units.

Other Provisions

None of the Class A Common Stock or Class B Common Stock has any pre-emptive or other subscription rights.

Preferred Stock

The A&R Certificate of Incorporation authorizes the Company to issue up to 10,000,000 shares of preferred stock. The Board is authorized, subject to limitations prescribed by Delaware law and the A&R Certificate of Incorporation, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers (including the voting power), designations, preferences and rights of the shares. The Board is also authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company and may adversely affect the voting and other rights of the holders of Class A Common Stock and Class B Common Stock, which could have a negative impact on the market price of the Class A Common Stock. The Company has no current plan to issue any shares of preferred stock.

Warrants

Public Warrants

Each whole Public Warrant entitles the registered holder to purchase one whole share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on February 24, 2022. Pursuant to the Warrant Agreement, a holder of Public Warrants may exercise its Public Warrants only for a whole number of shares of Class A Common Stock. This means that only a whole Warrant may be exercised at any given time by a Warrant holder. The Public Warrants will expire on January 25, 2027, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described below with respect to registration. No Warrant will be exercisable and the Company will not be obligated to issue shares of Class A Common Stock upon exercise of a Warrant unless Class A Common Stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any Warrant. The Company will be obligated to file as soon as practicable, but in no event later than 15 business days after the Closing, and to use its best efforts to file with the SEC a registration statement covering the shares of Class A Common Stock issuable upon exercise of the Warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A Common Stock until the Warrants expire or are redeemed, as specified in the Warrant Agreement. If a registration statement covering the shares of Class A Common Stock issuable upon exercise of the Warrants is not effective by the 60th business day after the Closing (April 21, 2022), Warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. If that exemption, or another exemption, is not available, holders will not be able to exercise their Warrants on a cashless basis. In no event will the Company be required to net cash settle any Warrant.

Once the registration statement of which this prospectus forms a part is declared effective by the SEC, the Warrants will become exercisable and Warrant holders will be able to provide their instructions to their broker-dealers (DTC participants) to exercise such Warrants as provided in the Warrant Agreement.

Redemption of Public Warrants for Cash

Once the Warrants become exercisable, under certain conditions, the Company may call the Public Warrants for redemption:

•	In whole and not in part;

•	At a price of $0.01 per Public Warrant;

•	Upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each Public Warrant holder; and

•

If, and only if, the last reported the sale price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the Public Warrant holders.

If and when the Public Warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of shares of Class A Common Stock upon exercise of the Public Warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

The Company has established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the Public Warrants, each Public Warrant holder will be entitled to exercise its Warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 Warrant exercise price after the redemption notice is issued. The Private Placement Warrants may only be redeemed for cash after they are transferred by the Sponsor to a third party other than a permitted transferee.

Redemption of Warrants for Class A Common Stock

Commencing 90 days after the Public Warrants become exercisable, we may redeem the outstanding Warrants:

•	in whole and not in part;

•

at a price equal to a number of shares of Class A Common Stock to be determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A Common Stock except as otherwise described below;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last reported sale price of our Class A Common Stock equals or exceeds $10.00 per share (as adjusted per share splits, share dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the Warrant holders.

The numbers in the table below represent the “redemption prices,” or the number of shares of Class A Common Stock that a Warrant holder will receive upon redemption by the Company pursuant to this redemption feature, based on the “fair market value” of our Class A Common Stock on the corresponding redemption date, determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant is adjusted as set forth in the first three paragraphs under the heading “Anti-dilution adjustments” below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant.

Redemption Date	Fair Market Value of Class A Common Stock
(period to expiration of warrants)	<$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	>$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042

The “fair market value” of our Class A Common Stock shall mean the average last reported sale price of our Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants.

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each Warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the average last reported sale price of the share of Class A Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Warrants is $11.00 per share, and at such time there are 60 months until the expiration of the Warrants, we may choose to, pursuant to this redemption feature, redeem the Warrants at a “redemption price” of 0.281 shares of Class A Common Stock for each whole Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of the shares of Class A Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, we may choose to, pursuant to this redemption feature, redeem the Warrants at a “redemption price” of 0.29845 shares of Class A Common Stock for each whole Warrant. Finally, as reflected in the table above, we can redeem the Warrants for no consideration in the event that the Warrants are “out of the money” (i.e., the trading price of shares of Class A Common Stock is below the exercise price of the Warrants) and about to expire.

Any Warrants held by our officers or directors will be subject to this redemption feature, except that such officers and directors shall only receive “fair market value” for such Warrants so redeemed (“fair market value” for such Public Warrants held by our officers or directors being defined as the last reported sale price of the Warrants on such redemption date).

This redemption feature differs from the typical Warrant redemption features used in other blank check offerings, which typically only provide for a redemption of Warrants for cash (other than the Private Placement Warrants) when the trading price for the Class A Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Warrants to be redeemed when the shares of Class A Common Stock are trading at or above $10.00 per share, which may be at a time when the trading price of our Class A Common Stock is below the exercise price of the Warrants. We have established this redemption feature to provide the Warrants with an additional liquidity feature, which provides us with the flexibility to redeem the Warrants for shares of Class A Common Stock, instead of cash, for “fair value” without the Warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of Warrants for cash.” Holders of the Warrants will, in effect, receive a number of shares representing fair value for their Warrants based on an option pricing model with a fixed volatility input. This redemption right provides us not only with an additional mechanism by which to redeem all of the outstanding Warrants, in this case, for Class A Common Stock, and therefore have certainty as to (a) our capital structure as the Warrants would no longer be outstanding and would have been exercised or redeemed and (b) to the amount of cash provided by the exercise of the Warrants and available to us, and also provides a ceiling to the theoretical value of the Warrants as it locks in the “redemption prices” we would pay to Warrant holders if we chose to redeem Warrants in this manner. We will effectively be required to pay fair value to Warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the Warrants for Class A Common Stock if we determine it is in our best interest to do so. As such, we would redeem the Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Warrants and pay fair value to the Warrant holders. In particular, it would allow us to quickly redeem the Warrants for Class A Common Stock, without having to negotiate a redemption price with the Warrant holders. In addition, the Warrant holders will have the ability to exercise the Warrants prior to redemption if they should choose to do so.

As stated above, we can redeem the Warrants when the shares of Class A Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing Warrant holders with fair value (in the form of Class A Common Stock). If we choose to redeem the Warrants when the Class A Common Stock is trading at a price below the exercise price of the Warrants, this could result in the Warrant holders receiving fewer Class A Common Stock than they would have received if they had chosen to wait to exercise their Warrants for Class A Common Stock if and when such shares of Class A Common Stock were trading at a price higher than the exercise price of $11.50.

No fractional shares of Class A Common Stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder.

Redemption Procedures and Cashless Exercise

If the Company calls the Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Warrants on a “cashless basis,” the Company’s management will consider, among other factors, the Company’s cash position, the number of Warrants that are outstanding and the dilutive effect on the Company’s stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of its Warrants. If the Company’s management takes advantage of this option, all holders of Warrants would pay the exercise price by surrendering their Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) over the exercise price of the Warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If the Company’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Warrant redemption. The Company believes this feature is an attractive option to it if the Company does not need the cash from the exercise of the Warrants after the Closing. If the Company calls its Warrants for redemption and the Company’s management does not take advantage of this option, Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other Warrant holders would have been required to use had all Warrant holders been required to exercise their Warrants on a cashless basis, as described in more detail below.

A holder of a Warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) and (ii) one minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if the Company, at any time while the Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such shares of Class A Common Stock (or other shares of our capital stock into which the Warrants are convertible), other than (i) as described above, (ii) certain ordinary cash dividends (initially defined as up to $0.50 per share in a 365 day period), (iii) to satisfy the redemption rights of the holders of Class A Common Stock in connection with the Closing, or (iv) to satisfy the redemption rights of the holders of Class A Common Stock in connection with a stockholder vote to amend the A&R Certificate of Incorporation with respect to any provision relating to stockholders’ rights, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of our Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within 30 days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants in order to determine and realize the option value component of the Warrant. This formula is to compensate the Warrant holder for the loss of the option value portion of the Warrant due to the requirement that the Warrant holder exercise the Warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The Warrants have been issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the Company, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of Class A Common Stock and any voting rights until they exercise their Warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number of shares of Class A Common Stock to be issued to the Warrant holder.

Private Placement Warrants

The Private Placement Warrants (including the shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants) are not currently subject to any transfer, assignment or sale restrictions. Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their Private Placement Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Private Placement Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Private Placement Warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of Warrant exercise is sent to the Warrant Agent.

Certain Anti-Takeover Provisions of the A&R Certificate of Incorporation and Bylaws

The provisions of the A&R Certificate of Incorporation and Bylaws and of the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of Class A Common Stock.

The A&R Certificate of Incorporation and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board and that may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Board.

These provisions include:

Action by Written Consent; Special Meetings of Stockholders. The A&R Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The A&R Certificate of Incorporation and Bylaws also provide that, subject to any special rights of the holders of any series of preferred stock and except as otherwise required by applicable law, special meetings of the stockholders can only be called by the Board, the chairman of the Board, or, until the earlier of (i) the Sunset Date or (ii) the time the Company is no longer a “controlled company,” by the secretary of the Company at the request of holders representing a majority of the total voting power of the Company’s issued and outstanding capital stock entitled to vote in the election of directors, voting together as a single class. Except as described above, stockholders are not permitted to call a special meeting or to require the Board to call a special meeting.

Advance Notice Procedures. The Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of the Company’s stockholders, and for stockholder nominations of persons for election to the Board to be brought before an annual or special meeting of stockholders. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given the Company’s secretary timely written notice, in proper form, of the stockholder’s intention to bring that business or nomination before the meeting. Although the Bylaws do not give the Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, as applicable, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

Authorized but Unissued Shares. The Company’s authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval, subject to rules of the securities exchange on which the Class A Common Stock is listed. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, in connection with the redemption or exchange of Sky Common Units and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of the Company’s common stock by means of a proxy contest, tender offer, merger or otherwise.

Business Combinations with Interested Stockholders. The A&R Certificate of Incorporation provide that the Company is not subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with an “interested stockholder” (which includes a person or group owning 15% or more of the corporation’s voting stock) for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, the Company is not subject to any anti-takeover effects of Section 203.

Rule 144

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, such as the Company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Upon the Closing, the Company ceased to be a shell company.

When and if Rule 144 becomes available for the resale of our securities, a person who has beneficially owned restricted shares of our Common Stock for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our Common Stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	one percent (1%) of the total number of shares of Common Stock then outstanding; or

•	the average weekly reported trading volume of the Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 will also be limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Transfer Agent, Warrant Agent and Registrar

The transfer agent, Warrant Agent and registrar for our Common Stock and Warrants is Continental Stock Transfer & Trust Company.

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Listing of Securities

Our Class A Common Stock and Public Warrants are listed on the NYSE American under the symbols “SKYH” and “SKYH WS,” respectively.

PLAN OF DISTRIBUTION

We are registering the issuance by us of (i) up to 6,799,439 shares of Class A Common Stock that are issuable upon the exercise of the Public Warrants by the holders thereof; (ii) up to 7,719,779 shares of Class A Common Stock that are issuable upon the exercise of the Private Placement Warrants by the holders thereof; (iii) 42,046,356 shares of Class A Common Stock issuable upon redemption of 42,046,356 Sky Common Units held by certain Selling Securityholders; and (iv) 2,807,750 shares of Class A Common Stock issuable upon redemption of 2,807,750 Sky Common Units, which are issuable upon conversion of outstanding Sky Equity Incentive Units at the election of the holders.

We are also registering the resale by the Selling Securityholders or their permitted transferees from time to time of (i) up to 7,719,779 Private Placement Warrants; (ii) up to 7,719,779 shares of Common A Common Stock that are issuable upon the exercise of the Private Placement Warrants; (iii) 5,500,000 shares of Class A Common Stock originally issued to BOC YAC in respect of the Sky Common Units that were converted at the closing of the Business Combination; (iv) 4,500,000 shares of Class A Common Stock issued to BOC YAC in a private placement that closed simultaneously with the closing of the Business Combination; (v) 3,399,724 shares of Class A Common Stock issued upon conversion of shares held by the Sponsor and its certain affiliates in connection with the Business Combination; (vi) up to 145,894 shares of Class A Common Stock issued upon redemption of 145,894 Sky Common Units; (vii) up to an aggregate of 42,046,356 shares of Class A Common Stock that are issuable upon redemption of 42,046,356 Sky Common Units held by certain Selling Securityholders; and (viii) 2,807,750 shares of Class A Common Stock issuable upon redemption of 2,807,750 shares of Sky Common Units, which are issuable upon conversion of outstanding Sky Equity Incentive Units at the election of the holders.

We are required to pay all fees and expenses incident to the registration of the shares of our Class A Common Stock and Warrants to be offered and sold pursuant to this prospectus. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sales of Private Placement Warrants and shares of Class A Common Stock.

We will receive proceeds from the Warrants in the event that such Public Warrants are exercised for cash. We will not receive any of the proceeds from the sale of the Class A Common Stock or Private Placement Warrants by the Selling Securityholders. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from the Selling Securityholders as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders may sell their Private Placement Warrants and shares of Class A Common Stock issuable upon the exercise of the Warrants and upon redemption of Sky Common Units by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of NYSE American;

•

through trading plans entered into by the Selling Securityholders pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	to or through underwriters or broker-dealers;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options transactions;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Class A Common Stock in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell shares of Class A Common Stock short and redeliver the shares to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Securityholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If an applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the Selling Securityholders or borrowed from the Selling Securityholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the Selling Securityholders in settlement of those derivatives to close out any related open borrowings of stock. If applicable through securities laws, the third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, the Selling Securityholders may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholder and its affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

A holder of Public Warrants may exercise its Public Warrants in accordance with the Warrant Agreement, on or before the expiration date set forth therein by surrendering, at the office of the Warrant Agent (as defined in the Warrant Agreement), Continental Stock Transfer & Trust Company, the certificate evidencing such Public Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of a Public Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

LEGAL MATTERS

Morrison & Foerster LLP is acting as counsel in connection with the registration of our securities under the Securities Act, and as such, will pass upon the validity of the securities offered in this prospectus.

EXPERTS

The consolidated balance sheets of Sky Harbour Group Corporation as of December 31, 2022 and 2021, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years then ended, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such financial statements have been incorporated by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read our SEC filings, including this prospectus, over the Internet at the SEC’s website at www.sec.gov.

Our website address is www.skyharbour.group. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC, including our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4, and 5 and Schedules 13D and 13G with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not a part of, and is not incorporated into, this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information that we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede the information included or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents furnished pursuant to Items 2.02 or 7.01 of any Current Report on Form 8-K and, except as may be noted in any such Form 8-K, exhibits filed on such form that are related to such information), until the offering of the securities under the registration statement of which this prospectus forms a part is terminated or completed:

●	our Annual Report filed with the SEC on March 24, 2023;

●	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023;

●	the information specifically incorporated by reference into our Annual Report from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 28, 2023;

●	our Current Reports on Form 8-K filed with the SEC on March 23, 2023 and May 12, 2023; and

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the description of securities contained in Exhibit 4.4 of our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 28, 2022, and any amendment or report filed with the SEC for the purpose of updating such description.